EXHIBIT 5.1

July 20, 2001

Digital Video Systems, Inc.
1731 Technology Drive, Suite 810
San Jose, CA 95110

        Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 20, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of the issuance of 549,988 shares (the "Shares") of Common Stock, par value $0.0001 per share ("Common Stock") upon exercise of options granted under the 1998 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Shares pursuant to the Plan.

        It is our opinion that, when issued and sold in the manner referred to in the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation /s/ Wilson Sonsini Goodrich & Rosati